UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 13, 2026

Hallador Energy Company

(Exact name of registrant as specified in its charter)

Colorado	001-34743	84-1014610
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1183 East Canvasback Drive, Terre Haute, Indiana 47802
(Address, including zip code, of principal executive offices)

Registrant’s telephone number, including area code: (812) 299-2800.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Shares, $.01 par value	HNRG	Nasdaq

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange  Act. ☐

Item 1.02 Termination of a Material Definitive Agreement.

As previously disclosed, on December 18, 2023, Hallador Energy Company (the “Company”) entered into an At Market Issuance Sales Agreement (the “Sales Agreement”) with B. Riley Securities, Inc. (the “Agent”), pursuant to which the Company may issue and sell, from time to time, shares of its common stock, par value $0.01 per share (the “Common Stock”) (the “ATM Program”). Pursuant to the registration statement on Form S-3 (File No. 333-273327) filed with the SEC on July 19, 2023, which was declared effective on November 29, 2023, and a prospectus supplement included therein, the Company could sell up to an aggregate of $100,000,000 of shares of its Common Stock (the “ATM Shares”).

On January 13, 2026, in connection with the Offering (defined below), the Company delivered written notice to the Agent to terminate the Sales Agreement, effective as of January 18, 2026, pursuant to Section 13(c) thereof. The Company is not subject to any termination penalties related to the termination of the Sales Agreement. As a result of the termination of the Sales Agreement, the Company will not offer or sell any further shares under the ATM Program.

A copy of the Sales Agreement was filed as Exhibit 1.1 to the Form 8-K filed December 18, 2023. The description of the Sales Agreement contained in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the copy of the Sales Agreement filed as Exhibit 1.1 to the Form 8-K filed December 18, 2023.

Item 8.01 Other Events.

On January 13, 2026, the Company entered into an underwriting agreement (the “Underwriting Agreement”) with TCBI Securities, Inc., doing business as Texas Capital Securities, as representative of the several underwriters named therein (the “Underwriters”), relating to the issuance and sale of an aggregate of 2,777,778 shares (the “Firm Shares”) of the Company’s common stock, par value $0.01 per share (“Common Stock”), to the Underwriters (the “Offering”). Pursuant to the Underwriting Agreement, the Company also granted the Underwriters a 30-day option to purchase up to 416,666 additional shares (the “Option Shares” and together with the Firm Shares, the “Shares”) of Common Stock. On January 14, 2026, the Underwriters exercised their option to purchase all of the Option Shares in full. The Underwriting Agreement contains customary representations and warranties, conditions to closing, market standoff provisions, termination provisions and indemnification obligations, including for liabilities under the Securities Act of 1933, as amended. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of such agreement and as of specific dates, and were solely for the benefit of the parties to the Underwriting Agreement.

On January 15, 2026, the Offering closed, and the net proceeds from the Offering were approximately $53.6 million, after deducting underwriting discounts and commissions and other offering expenses payable by the Company.

The Offering was made pursuant to an automatic shelf registration statement on Form S-3 (File No. 333-292694) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) on January 13, 2026, and a related prospectus supplement dated January 13, 2026 and filed with the SEC on January 14, 2026.

The Underwriting Agreement is filed as Exhibit 1.1 to this Current Report on Form 8-K and the foregoing description of certain terms of the Underwriting Agreement is qualified in its entirety by reference to such exhibit. A copy of the opinion of Jones & Keller, P.C. relating to the legality of the issuance and sale of the Shares in the Offering is filed with this Current Report on Form 8-K as Exhibit 5.1 and is incorporated herein and into the Registration Statement by reference.

On January 13, 2026, the Company issued a press release announcing that it had commenced the Offering. On January 14, 2026, the Company issued a press release announcing that it had priced the Offering. Copies of these press releases are attached as Exhibits 99.1 and 99.2 hereto, respectively.

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Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Underwriting Agreement dated January 13, 2026
5.1	Opinion of Jones & Keller, P.C.
23.1	Consent of Jones & Keller, P.C. (included in Exhibit 5.1)
99.1	Press Release dated January 13, 2026 announcing the commencement of the Offering
99.2	Press Release dated January 14, 2026 announcing the pricing of the Offering
104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HALLADOR ENERGY COMPANY

Date: January 15, 2026	By:	/s/ Brent K. Bilsland
Brent K. Bilsland
President and Chief Executive Officer

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